                                                                    EXHIBIT 99.1
[EMERSON LOGO]
--------------------------------------------------------------------------------

                               NEWS & INFORMATION

--------------------------------------------------------------------------------

FOR:       EMERSON RADIO CORP.
           9 Entin Road
           Parsippany, NJ 07054-0430

CONTACT:   EMERSON RADIO CORP.               OR:  INVESTOR RELATIONS:
           Guy A. Paglinco                        Robert Maffei
           Vice President,                        Investor Relations Manager
           Chief Financial Officer                (973) 428-2098
           (973) 428-2085

                                                  EPOCH FINANCIAL GROUP, INC.
                                                  Victor Thompson or
                                                  Todd Atenhan
                                                  (888) 917-5105

Monday, November 14, 2005

                              FOR IMMEDIATE RELEASE



EMERSON RADIO ANNOUNCES FISCAL 2006 SECOND QUARTER FINANCIAL RESULTS


CONSOLIDATED REVENUES INCREASE 29.6% AND 7.9% FOR THREE AND SIX MONTH PERIODS

EARNINGS PER SHARE FOR SEPTEMBER QUARTER FROM CONTINUING AND DISCONTINUED OPERATIONS WERE $.52 PER SHARE

     (CONTINUED OPERATIONS $.05 AND DISCONTINUED OPERATIONS $.47 PER SHARE)


PARSIPPANY, NJ, November 14, 2005 -- Emerson Radio Corp. (AMEX:MSN) today reported consolidated financial results for the quarter ended September 30, 2005 (second quarter of fiscal 2006).

Earnings per share for the September 2005 quarter from continuing and discontinued operations totaled $.52 per share. A gain on the sale of Emerson's interest in Sport Supply Group, Inc ("SSG") of $12.6 million, which closed on July 1, 2005 and was recorded in the September quarter, resulted in $.47 per share (basic and diluted) being recorded from discontinued operations. In addition $.05 per share (basic and diluted) was recorded from continuing operations in the September quarter.

Net Revenues for the second quarter of fiscal 2006 rebounded 29.6% to $77.6 million from $59.9 million for the second quarter of fiscal 2005 and to $116.2 million for the six month period ended September 30, 2005 from $107.7 million, a 7.9% increase from the prior six month period. The increase in net revenues was primarily the result of an increase in themed products which generated sales of $24.6 million for the September quarter, partially offset by a decrease in the audio products and a decrease in licensing income.

Emerson Radio News Release                                               Page 2

Gross margins decreased to 12.2% from 14.8% and to 13.1% from 16.1% for the three and six months ended September 2005 as compared to the same periods in the prior year. Decreased margins in both periods were the result of sales of lower margin products partially due to a special holiday promotion and decreased licensing revenues of $689,000. Licensing revenues for the September quarter of fiscal 2006 were $2.0 million as compared to $2.7 million for the September fiscal 2005 results, and on a year to date basis licensing revenues were $4.5 million for fiscal 2006 as compared to the prior year's revenues of $6.7 million.

During this September quarter stockholders equity improved by $13,880,000, or $.51 per diluted share, primarily as a result of the gain on the sale of SSG.

Geoffrey P. Jurick, Chairman & Chief Executive Officer of Emerson Radio, stated, "Sales in the September quarter rebounded nicely from the June quarter. Our revenue increases were the result of strong product placement of our Nickelodeon brand of products. While we experienced weakness in our audio category of Emerson(R) branded products, we expect this trend to reverse with the introduction of our iPod line of products for which we have strong expectations in the upcoming quarters. Our microwave category continues to be well received by our retailers and is experiencing strong sales for the first six months of fiscal 2006. We expect this trend to continue through the remainder of our fiscal year. While the number of products that are placed under our video license remained the same as that placed in prior years, our licensing income from our video license was less than that of the prior year's quarter due to the transition from analog to digital products which has affected the video license sales."

Mr. Jurick concluded, "We continue to be optimistic about this holiday season, and are expecting revenues for the December quarter to approximate that of the prior year of $80 million."


GEOFFREY JURICK TRANSACTION

On August 22, 2005, we announced that our Chairman and Chief Executive Officer, Geoffrey P. Jurick, entered into an agreement to sell 10 million of his shares of Emerson stock, at $5.20 per share, to a subsidiary of The Grande Holdings Limited, a Hong Kong based group of companies engaged in a number of businesses including the manufacture, sale and distribution of audio, video and other consumer electronics and digital products. The purchase price will be paid partly in cash and partly by a convertible debenture of Grande. The transaction involves approximately 37% of Emerson's outstanding shares and is subject to various conditions to closing. We have been informed that the parties continue to work towards concluding this transaction, while no definitive date has been set for the closing.

This release also contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's outlook for third quarter revenues. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

iPod is a trademark of Apple Computer, Inc. registered in the U.S. and other countries.

(MORE - TABLE)

Emerson Radio News Release                                               Page 3

                      EMERSON RADIO CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                Three Months Ended             Six Months Ended
                                                         ------------------------------  ------------------------------
                                                         September 30,    September 30,  September 30,    September 30,
                                                             2005            2004            2005             2004
                                                         -------------    -------------  -------------    -------------
NET REVENUES                                               $  77,576       $  59,880       $ 116,223       $ 107,706
                                                           ---------       ---------       ---------       ---------

COSTS AND EXPENSES:
   Cost of sales                                              68,108          50,994         101,022          90,403
   Other operating costs and expenses                          1,641           1,377           2,840           2,930
   Selling, general and administrative expenses                5,383           4,425           9,222           9,005
   Acquisition costs recovered                                  --              (104)           --              (175)
   Stock based compensation                                       88             100             170             100
                                                           ---------       ---------       ---------       ---------
                                                              75,220          56,792         113,254         102,263
                                                           ---------       ---------       ---------       ---------

OPERATING  INCOME                                              2,356           3,088           2,969           5,443
Interest expense, net                                           (199)           (329)           (606)           (564)
                                                           ---------       ---------       ---------       ---------
INCOME BEFORE INCOME TAXES AND DISCONTINUED
OPERATIONS                                                     2,157           2,759           2,363           4,879
   Provision (benefit) for income taxes                          883           1,012             945           1,958
                                                           ---------       ---------       ---------       ---------
INCOME  FROM CONTINUING OPERATIONS                             1,274           1,747           1,418           2,921

Income from discontinued operations, net of tax                 --               415             271           1,045
   Gain on sale of Sport Supply Group, Inc net of tax         12,646            --            12,646            --
                                                           ---------       ---------       ---------       ---------
INCOME  FROM DISCONTINUED OPERATIONS                          12,646             415          12,917           1,045
                                                           ---------       ---------       ---------       ---------
NET INCOME                                                 $  13,920       $   2,162       $  14,335       $   3,966
                                                           =========       =========       =========       =========

BASIC NET INCOME (LOSS) PER SHARE
   Continuing operations                                   $    0.05       $    0.06       $    0.05       $    0.11
   Discontinued operations                                      0.47            0.02            0.48            0.04
                                                           ---------       ---------       ---------       ---------
                                                           $    0.52       $    0.08       $    0.53       $    0.15
                                                           =========       =========       =========       =========

DILUTED NET INCOME (LOSS) PER SHARE
   Continuing operations                                   $    0.05       $    0.06       $    0.05       $    0.11
   Discontinued operations                                      0.47            0.02            0.48            0.04
                                                           ---------       ---------       ---------       ---------
                                                           $    0.52       $    0.08       $    0.53       $    0.15
                                                           =========       =========       =========       =========
WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                                      27,048          27,076          27,109          26,855
   Diluted                                                    27,172          27,216          27,198          27,241

Emerson  Radio News Release                                               Page4


                      EMERSON RADIO CORP. AND SUBSIDIARIES
                      CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  September 30,   March 31,
                                                                      2005          2005
                                                                  -------------   --------
                                                                  (Unaudited)
Cash and cash equivalents                                           $ 15,179      $  7,437
Accounts receivable                                                   48,640        17,484
Inventory                                                             42,592        38,156
Other current assets                                                   6,394        38,938
                                                                    --------      --------
     TOTAL CURRENT ASSETS                                            112,805       102,015
Property and equipment                                                 2,446         2,292
Other assets                                                           7,788        26,861
                                                                    --------      --------
     TOTAL ASSETS                                                   $123,039      $131,168
                                                                    --------      --------

Current liabilities                                                 $ 48,316      $ 45,899
Long-term borrowings                                                   7,118        14,970
Minority interest in discontinued operations                            --          16,696
Stockholders' equity                                                  67,605        53,603
                                                                    --------      --------
     TOTAL LIABILITIES AND EQUITY                                   $123,039      $131,168
                                                                    --------      --------